Exhibit 10.18

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

License Agreement

This License Agreement (this “Agreement”), effective as of December 20, 2018 (the “Effective Date”), is entered into by and between Inhibrx, Inc., a Delaware corporation (“Inhibrx”), and bluebird bio, Inc., a Delaware corporation (“Licensee”). Inhibrx and Licensee are referred to individually as a “Party” and collectively as the “Parties.”

Background

A.	Inhibrx Controls certain intellectual property relating to its single domain antibody technology platform that may be used to generate Binders Directed Against Target Antigens.

B.

Licensee is a biotechnology company focused on the development and commercialization of gene therapies for severe genetic diseases and in cancer, including engineered T cells that express chimeric antigen receptors;

C.

Inhibrx desires to grant to Licensee, and Licensee desires to obtain from Inhibrx, a license to intellectual property Controlled by Inhibrx for the development, manufacturing, and commercialization of Cell Therapy Products that contain one or more Binders, all under the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing premises and the covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Definitions. Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, have the respective meanings set forth below.

1.1    “Acquisition Entities” has the meaning set forth in Section 1.15.

1.2    “Affiliate” means, with respect to a Party, any Entity that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” means direct or indirect ownership of more than 50% of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than 50% of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other similar arrangement whereby such Entity controls or has the right to control the board of directors or equivalent governing body of such Entity, or the ability to cause the direction of the management or policies of such Entity.

1.3    “Agreement” is defined in the preamble of this Agreement.

1.4    “Arbitration” is defined in Section 11.5.1.

1.5    “Binder” means [***].

1.6    “Binder Improvement” means any modification or enhancement, or a derivative of, a Binder (including in each case its composition, formulation, combination, product by process, or method of use, manufacture, preparation or administration) that are created, invented, discovered, conceived, reduced to practice or otherwise generated by Licensee or its Affiliates, whether solely or with one or more other Entities.

1.7    “Binder Improvement Patent” means a Patent claiming any Binder Improvement, including any method of using, making or administering a Binder Improvement and that does not claim any Binder or any method of using, making or administering a Binder.

1.8    “Binder Patent” means an Inhibrx Patent claiming any Binder, subject to the last sentence of Section 7.2.1, including any method of using, making or administering a Binder outside of the Field.

1.9    “BLA” means a Biologics License Application for Regulatory Approval of a Product that is filed with the FDA.

1.10    “Business Day” means any day other than a Saturday, a Sunday or any day on which banks in the State of Massachusetts are permitted or required to close by Law.

1.11    “Cell Therapy Product” means [***].

1.12    “Clinical Trial” means any of a Phase 1 Trial, Phase 2 Trial, or Phase 3 Trial.

1.13    “Combination Product” means a Product that is sold for a single price together with an Other Component.

1.14    “Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended by a Party with respect to an objective under this Agreement, the reasonable, diligent, good-faith efforts and the application and expenditure of such resources that a similarly situated biotechnology or pharmaceutical Entity [***] would use to accomplish such objective, in relation to a product owned by such Party or such biotechnology or pharmaceutical Entity, that has a market potential similar to the market potential of such Product and that is at a similar stage of its product life, and taking into account [***].

1.15    “Confidential Information” is defined in Section 6.1.

1.16    “Controlled” means with respect to any Patent or Know-How, including any material or other tangible or intangible intellectual property, the right (whether by ownership or license, other than licenses granted pursuant to this Agreement) of a Party to grant to the other Party access to, ownership of, or a license or sublicense under, such Patent or Know-How, in each case as provided under this Agreement, without violating the terms of any agreement or other arrangement with any Third Party; provided, however, that in the event a Third Party becomes an Affiliate of Inhibrx following the Effective Date because such Third Party acquires, directly or indirectly, Inhibrx or because Inhibrx acquires, directly or indirectly, such Third Party (such Third Party and each Entity that was such Third Party’s Affiliate prior to the date of such acquisition, referred to herein as “Acquisition Entities”), the Patents and Know-How of such Acquisition Entities in existence prior to such acquisition, or developed after the acquisition date by such Acquisition Entities without use of or reference to Inhibrx’s preexisting materials or proprietary know-how, shall not be deemed to be “Controlled” by Inhibrx.

1.17    “Covers” means, with respect to a Patent within the Licensed IP and a Product, that the making, having made, research, develop, use, sale, offer for sale, export, or importation of such Product by a Person would infringe a Valid Claim of such Patent in the country in which the activity occurred, without consideration as to whether such Person Controls such Patent.

1.18    “Directed Against” means [***].

1.19    “Disclosing Party” is defined in Section 6.1.

1.20    “Dispute” is defined in Section 11.5.

1.21    “Dollar,” “dollar” or “$” means the legal tender of the United States.

1.22    “Effective Date” is defined in the preamble of this Agreement.

1.23    “EMA” means the European Medicines Agency, or any successor thereof performing substantially the same functions.

1.24    “Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.25    “Europe” means the European Economic Area (as of the Effective Date), and Switzerland.

1.26    “Excluded Claim” is defined in Section 11.5.8.

1.27    “FDA” means the United States Food and Drug Administration, or any successor entity thereof performing substantially the same functions.

1.28    “Field” means the diagnosis, treatment, or prevention of disease in humans and animals using a Cell Therapy Product.

1.29    “Filing” means the acceptance by the applicable Regulatory Authority of the filing of a particular Regulatory Filing.

1.30    “First Commercial Sale” means, with respect to a particular Product in a particular country, the first sale of such Product in such country by a Selling Party after all Regulatory Approvals have been obtained.

1.31     “Governmental Authority” means any federal, state, national, regional, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.32    “IND” means any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside of the United States (such as a Clinical Trial Authorisation, or CTA, in the European Union).

1.33    “Indemnitees” is defined in Section 10.3.

1.34    “Inhibrx” is defined in the preamble of this Agreement.

1.35    “Inhibrx Indemnitee” is defined in Section 10.2.

1.36    “Inhibrx Know-How” means all Know-How that is Controlled by Inhibrx during the Term, including Inhibrx Materials, that is necessary or useful for the research, development, manufacture, or commercialization of Products. For avoidance of doubt, Inhibrx Know-How does not include Know-How related to [***].

1.37    “Inhibrx Losses” is defined in Section 10.2.

1.38    “Inhibrx Materials” means any compounds, cell lines, biological materials, research tools or other tangible materials (including any such materials which constitute or are directly related to a Binder or a Product) that Inhibrx or its Affiliates may provide to Licensee from time to time under this Agreement.

1.39    “Inhibrx Patents” means each Patent that is Controlled by Inhibrx as of the Effective Date or thereafter during the Term in the Territory that: (i) claims a Binder, a Binder Improvement, or a Product (including in each case its composition, formulation, combination, product by process, or method of use, manufacture, preparation or administration); or (ii) otherwise claims inventions that that are necessary or useful for the research, development, manufacture, or commercialization of any Binder, Binder Improvement or Product in the Field and in the Territory; which as of the Effective Date consist of the Patents listed on Exhibit 1.38. Notwithstanding the foregoing, Inhibrx Patents shall exclude claims not directed to a Binder, Binder Improvement or Product. [***].

1.40    “Inhibrx Product Infringement Initiation Notice” is defined in Section 7.3.2(b).

1.41    “Initiation” means [***].

1.42    “JAMS Rules” is defined in Section 11.5.1.

1.43    “Know-How” means any tangible and intangible information, data, results, and materials, discoveries, improvements, inventions, compositions of matter, cell lines, assays, sequences, processes, methods, knowledge, protocols, formulas, utility, formulations, inventions (whether patentable or not), know-how and trade secrets, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, in each case that either Party treats as confidential or proprietary information and that is not generally known by the public, but excluding any of the foregoing to the extent claimed in any Patents.

1.44    “Law” means any federal, state, local, foreign or multinational law, statute, ordinance, code, rule, regulation, resolution, or order of any Governmental Authority in the Territory, or any similar provision having the force or effect of law.

1.45    “Licensed IP” means the Inhibrx Patents and Inhibrx Know-How.

1.46    “Licensee” is defined in the preamble of this Agreement.

1.47    “Licensee Indemnitee” is defined in Section 10.1.

1.48    “Licensee Losses” is defined in Section 10.1.

1.49    “Losses” is defined in Section 10.3.

1.50    “MAA” means a Marketing Authorisation Application for Regulatory Approval of a Product that is filed with the EMA.

1.51    “Marketing Application” means a BLA, supplemental BLA, MAA or similar application for Regulatory Approval that is filed with the applicable Regulatory Authority(ies) in a particular country or jurisdiction.

1.52    “Net Sales” means, with respect to any Product following its First Commercial Sale, the aggregate gross amount invoiced or received by Licensee, any Affiliate or its or their sublicensee(s) (each, a “Selling Party”), for sales of such Product by a Selling Party to any Third Parties, less, to the extent customary and reasonable and specifically and solely allocated to the sale of such Product and actually taken, paid, accrued, allowed, included, or allocated, based on good faith estimate as permitted by U.S. GAAP and consistent with such Selling Party’s practice (and consistently applied as set forth below):

[***]

Net Sales will be determined from books and records maintained in accordance with U.S. GAAP, consistently applied by Licensee and its Affiliates or its or their sublicensees. Sales between Licensee and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales, except if such purchaser is an end user; and, in such event, Net Sales shall be calculated on the basis of the average sales price to unaffiliated Third Parties in the respective Calendar Year.

If a Product is sold by a Selling Party as a Combination Product in a country or jurisdiction, the Net Sales of such Combination Product with respect to such country or jurisdiction for the purpose of calculating royalties owed under this Agreement for sales of such Combination Product shall be determined as follows. The actual Net Sales of such Combination Product by the Selling Parties in such country or jurisdiction for the relevant period shall be determined using the above provisions. If in such country or jurisdiction the Selling Parties separately sell (1) a Product that does not contain or is not sold with the Other Component (as applicable) contained in or sold with such Combination Product in an equivalent dose amount or unit (a “Mono Product”) and (2) products containing as their sole active ingredient(s) or component one or more Other Component(s) in an equivalent dose amount(s) or unit(s), then the Net Sales attributable to such Combination Product should be calculated by [***]. If the Mono Product or the products containing as their sole active ingredient(s) or component the Other Component(s) in the Combination Product in an equivalent dose amount(s) or unit(s) are not sold separately in such country or jurisdiction for the applicable period, the adjustment to Net Sales shall be determined by [***]. Net Sales of a Product shall only include sales of the Product and not any other compound or product that may be used or administered in combination with a Product (other than for a single selling price).

With respect to any sale of any Product in a given country for any consideration other than monetary consideration on arm’s-length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets). [***].

1.53    “Other Component” means, with respect to a Combination Product, (i) an active ingredient, or other therapeutically active material, that provides pharmacological activity in a pharmaceutical product that is not a Product, or (ii) a companion diagnostic related to a Product.

1.54    “Party” or “Parties” is defined in the preamble of this Agreement.

1.55    “Patent” means (a) any patent application, including any provisional patent application; (b) any patent application claiming priority from such patent application or provisional application, including any divisional, continuation, continuation-in-part, converted provisional, and continued prosecution application; (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention; (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, reexamination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.56    “Person” means any individual, unincorporated organization or association, Governmental Authority, Entity or other entity not specifically listed herein.

1.57    “Phase 1 Trial” means a human clinical trial of a Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(a), or its foreign equivalent.

1.58    “Phase 2 Trial” means a human clinical trial of a Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(b). For clarity, a trial called a Phase 1/2 or Phase 1b/2 trial shall be considered a Phase 2 trial if it satisfies the requirements of 21 C.F.R. § 312.21(b).

1.59    “Phase 3 Trial” means a human clinical trial of a Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(c). For clarity, a trial called a Phase 2/3 trial shall be considered a Phase 3 trial if it satisfies the requirements of 21 C.F.R. § 312.21(c).

1.60    “Product” means a Cell Therapy Product comprising, containing, or otherwise incorporating one or more Binders or Binder Improvements.

1.61    “Product Infringement” is defined in Section 7.3.1.

1.62    “Product Infringement Action” is defined in Section 7.3.2(a).

1.63    “Product-Specific Patent” means a Patent that consists solely of claims specifically directed to (i) the composition or formulation of a particular Product, or (ii) any method of using, making or administering a particular Product. For avoidance of doubt, a Product-Specific Patent may not include any claims relating to a Binder, including any method of using, making or administering a Binder, other than as part of a particular Product or for use solely in the Field.

1.64    [***]

1.65    “Prosecution” means, with respect to a Patent, preparing, filing, prosecuting and maintaining such Patent, including any interference and opposition proceedings, reissue, post-grant reviews, inter partes review, re-examination and applications for patent term extensions, and all appeals or petitions to any agency, board or court related to any of the foregoing. When used as a verb, “Prosecute” means to engage in Prosecution.

1.66    “Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.67    “Receiving Party” is defined in Section 6.1.

1.68    “Registration-Enabling Trial” means any Clinical Trial that is intended to, or does, generate data sufficient to enable the Filing of a Marketing Application in any country in the Territory. For clarity, a Registration-Enabling Trial may be a Phase 1 Trial, a Phase 2 Trial, or a Phase 3 Trial; provided, however, for any Clinical Trial other than a Phase 3 Trial, the determination of whether such Clinical Trial is a Registration-Enabling Trial shall be solely determined by the Filing of a Marketing Application for such Product after completion of such Clinical Trial.

1.69    “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, the approvals by the applicable Regulatory Authority in such country or jurisdiction necessary for the commercialization of such Product, including any reasonably necessary pricing and reimbursement approvals.

1.70    “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval for a Product, including the FDA (with respect to the United States) and the EMA (with respect to the European Union).

1.71    “Regulatory Filing” means, with respect to any Product, any submission to a Regulatory Authority of any appropriate regulatory application with respect to such Product, and includes any submission to a regulatory advisory board and any supplement or amendment thereto. “Regulatory Filing” includes any IND and any Marketing Application.

1.72    “Representatives” is defined in Section 6.4.2.

1.73    “Required Disclosure” is defined in Section 6.6.

1.74    [***]

1.75    “Royalty Term” is defined in Section 5.4.2.

1.76    “SEC” is defined in Section 6.6.

1.77    “Strategic Transaction” means, with respect to a Party, the occurrence of any of the following events: (i) the direct or indirect acquisition by any Third Party of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of such Party normally entitled to vote in elections of directors; (ii) the sale, transfer, conveyance or other disposition of all or substantially all of such Party’s assets to which this Agreement relates to a Third Party, or (iii) the consummation of a merger, acquisition, consolidation or other similar transaction between or involving a Third Party and such Party (or the ultimate parent Entity which, immediately prior to the Strategic Transaction, directly or indirectly controls such Party).

1.78    “Target Antigen” means [***].

1.79    “Term” is defined in Section 9.1.

1.80    “Territory” means worldwide.

1.81    “Third Party” means any Person other than Licensee, Inhibrx and their respective Affiliates.

1.82    “U.S.” or “United States” means the United States of America and all of its territories and possessions.

1.83    “Valid Claim” means, with respect to any country: (a) a claim in an issued Inhibrx Patent, Binder Improvement Patent or Product-Specific Patent (in each case, that issued before or after the Effective Date) that has not: (i) expired or been canceled; (ii) been revoked, declared invalid or unenforceable by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction in such country; (iii) been admitted by Inhibrx to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by written agreement of the Parties; or (b) a claim in any application for a Inhibrx Patent, Binder Improvement Patent or Product-Specific Patent that has been pending in a country for [***] ([***]) [***] from the first to occur of (i) the date that such application enters into a national phase in such country, or (ii) the date of the first direct filing of such application in such country and, in any case, which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

1.84    “Withholding Tax Action” is defined in Section 5.6.4.

1.85    “Year” means a successive period of 12 calendar months commencing on January 1 and ending on December 31.

2.    License Grant; Exclusivity and Negative Covenants.

2.1    License Grant.

2.1.1.    License Grant. Subject to the terms and conditions of this Agreement, Inhibrx hereby grants to Licensee an exclusive license (even as to Inhibrx), with the right to grant sublicenses (including the right to further sublicense through multiple tiers) pursuant to Section 2.1.2, under the Licensed IP solely to make, have made, research, develop, use, sell, offer for sale, export and import Products in the Field and in the Territory.

2.1.2.    Right to Sublicense. Licensee may grant sublicenses (including the right to grant further sublicenses through multiple tiers) under the rights granted in Section 2.1.1 to any of Licensee’s Affiliates or any Third Party without the prior written consent of Inhibrx, provided that:

(a)    All of the terms and conditions of such sublicense grant are in writing and consistent with the terms and conditions of this Agreement; and

(b)    Licensee shall remain responsible for its obligations, including payment obligations pursuant to Section 5, under this Agreement that have been delegated, subcontracted or sublicensed to any of its Affiliates or Third Party sublicensees or subcontractors.

2.1.3.    Retained Rights. Inhibrx retains all rights not expressly granted herein to Licensee.

2.2    No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license, intellectual property interest or other rights, by implication or otherwise, in any Know-How disclosed to it under this Agreement or under any Patents Controlled by the other Party or its Affiliates.

2.3    Exclusivity; Negative Covenant.    During the Term, neither Inhibrx nor its Affiliates (nor any others on behalf of or with Inhibrx or any of its Affiliates) will [***].

3.    Research, Development, Manufacturing and Commercialization Activities.

3.1    General. Licensee shall be solely responsible for, control, and bear all costs and expenses of any and all activities related to the research, development, manufacture and commercialization of Product(s) in the Territory under this Agreement, including all funding for such activities. Without limiting the foregoing, Licensee shall be responsible, at its sole cost and expense, for (a) all manufacturing activities for clinical and commercial supply, (b) all necessary IND-enabling studies for any Products; and (c) all clinical development and commercialization of Products under this Agreement.

3.2    Diligence Obligations of Licensee. Licensee (itself and with and through its Affiliates and sublicensees) shall use Commercially Reasonable Efforts to [***] to do so, in compliance with all applicable Laws.

3.3    [***]

4.    Disclosure of Know-How; Materials.

4.1    Inhibrx Know-How. Promptly after the Effective Date, Inhibrx shall disclose and make available to Licensee the Inhibrx Know-How that exists as of the Effective Date. Inhibrx shall reasonably cooperate with Licensee to provide all technical assistance requested by Licensee to facilitate the transfer of Inhibrx Know-How at no charge to Licensee.

4.2    Inhibrx Materials. In furtherance of the foregoing, from time to time during the Term, Licensee may request that Inhibrx provide to Licensee Inhibrx Materials that comprise Inhibrx Know-How. Upon such a request, Inhibrx shall use reasonable efforts to promptly provide to Licensee reasonable quantities of such Inhibrx Materials at no charge to Licensee. Licensee shall use the Inhibrx Materials solely for the purposes of, and in compliance with, this Agreement, and in compliance with applicable Laws.

4.2.1.    Warranty Disclaimer Regarding Inhibrx Materials. THE INHIBRX MATERIALS ARE SUPPLIED “AS IS” WITH NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, EXCLUSIVITY, OR FITNESS FOR A PARTICULAR PURPOSE. ANY INHIBRX MATERIAL DELIVERED PURSUANT TO THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES. WITHOUT LIMITING ANY OTHER OBLIGATION UNDER THIS AGREEMENT, LICENSEE SHALL HANDLE THE INHIBRX MATERIAL ACCORDINGLY.

4.2.2.    Allocation of Liability. Licensee assumes all liability for damages incurred by any Third Party arising from the handling, use, storage or disposal of the Inhibrx Materials by Licensee, its Affiliates or sublicensees or by a Third Party acting on behalf of Licensee, its Affiliates or sublicensees. Inhibrx shall not be liable to Licensee for any loss, claim or demand made by Licensee, or made against Licensee by any Third Party, due to or arising from the handling, use, storage or disposal of the Inhibrx

Materials, except to the extent caused by the gross negligence or willful misconduct of, or breach of this Agreement by, Inhibrx.

4.2.3.    Disposition of Inhibrx Materials after the Term. Upon termination (but not expiration) of the Term, Licensee shall immediately discontinue its use of, and shall cause any sublicensees to discontinue their use of, any Inhibrx Materials and shall, upon direction of Inhibrx, return or destroy (and certify destruction of), or require any sublicensees to return or destroy (and certify destruction of) any remaining Inhibrx Material that is in the possession or control of Licensee, its Affiliates or any sublicensee.

5.    Payments.

5.1    Upfront Payment. Licensee shall pay to Inhibrx a non-refundable, non-creditable payment in the amount of Seven Million Dollars ($7,000,000) within ten (10) Business Days after the Effective Date.

5.2    Milestone Payments. Licensee shall pay to Inhibrx the following milestone payments upon the first achievement of each of the following milestone events with respect to each Target Antigen, by or on behalf of Licensee, its Affiliates, or any sublicensees, by a Product that comprises, contains, or otherwise incorporates a Binder Directed Against such Target Antigen. The milestone payments shall be payable no more than once for each Target Antigen, regardless of the number of Binders that may be Directed Against such Target Antigen, or the number of Products that may subsequently be comprised of, contain, or otherwise incorporate a Binder Directed Against such Target Antigen. No amounts shall be due for subsequent or repeated achievement of the same milestone event with respect to such Target Antigen, whether by the same Product or a different Product, or by the same Binder or a different Binder. Furthermore, a single Product may be comprised of, contain, or otherwise incorporate Binders Directed Against more than one Target Antigen, and in the event that such Product’s achievement of a milestone event is the first instance of the achievement of such milestone event by more than one Target Antigen, the applicable milestone payment shall be made with respect to each such applicable Target Antigen. Each such payment shall be non-refundable and non-creditable.

Milestone Event	Milestone Payment
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]

5.3    Notice of Event Milestone Achievement; Milestone Payments. Licensee shall notify Inhibrx in writing within [***] ([***]) [***]following the achievement of each milestone event set forth in Section 5.2. Inhibrx shall submit an invoice to Licensee for each milestone payment that corresponds to the achievement of any milestone event upon receipt of such notifications, and Licensee shall make the corresponding milestone payment within [***] ([***]) [***] after receipt of such invoice.

5.4    Royalties.

5.4.1.    Royalties for Products. Licensee shall pay Inhibrx royalties in Dollars at the rates set forth in the table below on a Quarterly basis with respect to Net Sales of Products during such Quarter, calculated on a Product-by-Product and country-by-country basis (provided that the applicable royalty rate shall be based on aggregate net sales of the Product in all countries where the Royalty Term has not expired), as set forth in this Section 5.4.

Net Sales of Product during each Year	Royalty Rate (% of Net Sales)
Portion of aggregate Net Sales during such Year less than or equal to $[***]	[	***]%
Portion of aggregate Net Sales during such Year that is greater than $[***] but is less than or equal to $[***]	[	***]%
Portion of aggregate Net Sales during such Year that is greater than $[***]	[	***]%

Notwithstanding the foregoing, on a country-by-country basis, if the only Valid Claim that Covers such Product is in a Binder Improvement Patent owned solely by Licensee, and a corresponding Binder Improvement Patent owned solely by Licensee with a Valid Claim that Covers such Product has been granted by the European Patent Office, then the foregoing royalty rates applicable for such country shall be reduced by [***] percent ([***]%) for the remainder of the Royalty Term.

5.4.2.    Royalty Term. Licensee’s royalty payment obligation shall commence, on a Product-by-Product and country-by-country basis, on the First Commercial Sale of such Product in such country, and shall expire on the later of: (i) the date on which there is no longer a Valid Claim that Covers such Product; (ii) the date on which any applicable regulatory, pediatric, orphan drug or data exclusivity, which provides Licensee with the exclusive right to market the Product in the relevant country, expires; or (iii) twelve (12) years after the First Commercial Sale of such Product in such country (such period, the “Royalty Term”). In each country in which no Valid Claim that Covers such Product (i.e., such Product is royalty-bearing only because of clauses (ii) or (iii) above), then the applicable royalty rate for such country as provided in Section 5.4.1 shall be reduced by [***] percent ([***]%) for the remainder of the Royalty Term.

5.4.3.     Third Party Obligations. To the extent that Licensee deems Third Party intellectual property is necessary or useful to develop, manufacture, or commercialize a Product (other than with respect to any Other Component in the case of a Combination Product or Delivery System), Licensee shall have the right on a country-by-country basis to deduct from the royalty payments, [***] percent ([***]%) of the payments owed by Licensee to such Third Party with respect to such Product; provided, however, that such deductions shall not reduce the royalty payments otherwise due to Inhibrx by more than [***] percent ([***]%) of the amount that would have been otherwise due. Licensee may carry forward any deductions permitted in accordance with this Section 5.4.3 [***].

5.4.4.    Only One Royalty. Only one royalty shall be due with respect to the same unit of Product. Only one royalty shall be due hereunder on the sale of a Product even if more than one Valid Claim Covers such Product.

5.4.5.    Reports; Payment of Royalty. During the Term, and following the First Commercial Sale of any Product, Licensee shall within [***] ([***]) [***] after the end of each Quarter furnish to Inhibrx a written report for such Quarter showing, on a Product-by-Product basis, the gross sales of such Product(s) during such Quarter, all deductions and adjustments in the calculation of such Net Sales (reported in the aggregate), and the Net Sales and royalties due during such Quarter. Inhibrx shall have a period of [***] ([***]) [***] to review such report and to provide any comments to Licensee in writing, which Licensee shall consider in good faith; provided, for avoidance of doubt, that such review by Inhibrx shall not be deemed to be an acceptance by Inhibrx of the accuracy of any such report or related payment. Licensee shall pay all royalties due under this Agreement with respect to a Quarter within [***] ([***]) [***] after the end of such review period.

5.5    Audits.

(a)    Upon [***] ([***]) [***] prior written request of Inhibrx and not more than [***] in each Year, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by Inhibrx, at Inhibrx’s expense, to have access during normal business hours to such of the records of Licensee as may be reasonably necessary to verify the accuracy of royalty reports hereunder for any Year ending not more than [***] to the date of such request; provided that if Inhibrx has timely commenced an audit with respect to any earlier time period and such audit shall be pending or its results disputed, Inhibrx shall have continued access to the records of such earlier time period. The accounting firm shall disclose to Inhibrx whether the royalty reports are correct or incorrect, the amount of any royalty discrepancy, as well as the calculation of the foregoing.

(b)    If such accounting firm correctly identifies an underpayment made by Licensee during such period, Licensee shall pay Inhibrx one hundred percent (100%) of the amount of such underpayment (along with interest in accordance with Section 5.5.2) within [***] ([***]) [***] of the date Inhibrx delivers to Licensee such accounting firm’s written report so concluding, or as otherwise agreed upon in writing by the Parties. Inhibrx shall pay the fees charged by such accounting firm; provided, however, if such audit uncovers an underpayment by Licensee that exceeds [***] ([***]) of the total payment due for the period under audit, then Licensee shall pay the fees of such accounting firm whether previously paid by Inhibrx or then due. In the event that the accounting firm uncovers an overpayment by Licensee, then Licensee shall credit one hundred percent (100%) of the amount of such overpayment against any payments owing in the Quarter following the Quarter in which such audit was completed, and future payments hereunder to be adjusted accordingly on a carry-forward basis until such overpayment amount has been fully credited against amounts owing to Inhibrx, or if no further amounts are owing to Inhibrx, Inhibrx shall refund such overpayment amount to Licensee within [***] ([***]) [***].

(c)    Licensee shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Licensee, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Inhibrx’s independent accountant to the same extent required of Licensee under this Agreement.

(d)    Inhibrx shall treat all financial information subject to review under this Section 5.4.5 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Licensee or its Affiliates obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.5.2.    Payment Method; Late Payment. Licensee shall pay all amounts due hereunder in United States Dollars by wire transfer of immediately available funds to the bank account Inhibrx designates in writing from time to time. Payments based on Net Sales in currencies other than United States Dollars shall be converted by Licensee into United States Dollars using reasonable procedures consistent with Licensee’s global practices, with the conversation ratio based on the date of payment. If any payment is not made when due, simple interest shall thereafter accrue on the sum due until the date of payment at the per annum rate of [***] percent ([***]%) or, if lower, the maximum rate permitted by applicable law.

5.6    Taxes.

5.6.1.    Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

5.6.2.    Tax Cooperation. The Parties agree to cooperate with one another in relation to tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement. Without limiting the generality of the foregoing, a Party receiving payment shall provide the paying Party any tax forms and other information that may be reasonably necessary in order for the paying Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The Party receiving payment shall provide any such tax forms to the paying Party at least [***] ([***]) [***] prior to the due date for any payment for which the Party receiving payment desires that the paying Party apply a reduced withholding rate. Each Party shall provide the other with reasonable cooperation to enable the recovery, as permitted by applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

5.6.3.    Payment of Tax. To the extent a Party is required by applicable Law to deduct and withhold taxes on any payment to the other Party, the paying Party shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes.

5.6.4.    Treatment of Certain Withholding Tax. If a Party is required to deduct and withhold taxes on any payment to the other Party and such withholding obligation arises as a result of any action by the paying Party that has the effect of modifying the tax treatment of the Parties (including any assignment or sublicense, or any failure on the part of the paying Party to comply with applicable Law or filing or record retention requirements) (a “Withholding Tax Action”), then the sum payable by the paying Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party actually receives, as appropriate, a sum equal to the sum that it would have received had no such Withholding Tax Action occurred; provided, however, that no such increase shall apply to the extent such increase would have resulted (i) from a change in applicable Law increasing the applicable withholding tax rate, which change occurs after the Effective Date or (ii) in circumstances where actions or inactions of the Party receiving such payment or any of its Affiliates cause a change in the applicable withholding tax rate, for example, the failure of the Party receiving such payment to timely provide to the paying Party the appropriate treaty forms and the certificate of residence necessary for the paying Party to withhold at a more favorable rate.

5.7    Accounting Cooperation. The Parties shall cooperate in good faith to provide information to enable both Parties to accurately account for this Agreement under U.S. generally accepted accounting principles, or other internationally recognized accounting principles, consistently applied. The Parties shall cooperate in good faith to select any appropriate metrics that may be applicable. This may include, but is not limited to, Licensee’s assessment of this Agreement under ASC 810, Consolidations.

6.    Confidentiality; Publicity and Required Disclosures.

6.1    Confidential Information. “Confidential Information” means any data, information or material disclosed by one Party (the “Disclosing Party”), whether in writing, visually, orally or in electronic medium to the other Party (the “Receiving Party”) under this Agreement. Except as expressly set forth herein, the terms of this Agreement shall be kept confidential by each Party as described in this Section 6 with respect thereto.

6.2    Nondisclosure and Non-Use Obligations. Subject to Sections 6.3 and 6.4, unless the Disclosing Party provides prior written consent, the Receiving Party shall maintain in confidence all Confidential Information of the Disclosing Party, shall not disclose such Confidential Information to any Affiliate of the Receiving Party or Third Party and shall not use such Confidential Information for any purpose except to exercise such Party’s rights or fulfill its obligations under this Agreement.

6.3    Exceptions. Each Party’s confidentiality and non-use obligations under this Agreement shall not apply to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can demonstrate with competent written proof:

6.3.1.    Is known by the Receiving Party at the time of its receipt, without obligation of confidentiality or non-use, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s written records;

6.3.2.    Is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party or with the consent of the Disclosing Party;

6.3.3.    Is subsequently disclosed to the Receiving Party, without obligation of confidentiality or non-use, by a Third Party who may lawfully do so and who is not under an obligation of confidentiality to the Disclosing Party; or

6.3.4.    Is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party and without the aid, application or use of the Disclosing Party’s Confidential Information, and such independent development can be properly documented by the Receiving Party.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.4    Permitted Disclosure. Nothing in this Section 6 shall restrict the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent that such disclosure:

6.4.1.     Is made to governmental or other regulatory agencies in order to obtain Inhibrx Patents addressed in this Agreement or to gain or maintain authorizations to conduct a Clinical Trial or to market Products, provided that such disclosure is limited to the extent reasonably necessary to obtain such patents or authorizations and the Receiving Party takes reasonable measures to obtain confidential treatment from regulatory agencies for such information;

6.4.2.    Is made to the Receiving Party’s or its Affiliates’ employees, officers or directors, and, when Licensee is the Receiving Party, to its potential and actual sublicensees’ employees, officers, directors, and its agents, consultants and contractors (“Representatives”), for purposes the Receiving Party reasonably deems necessary for the exploitation of its rights or fulfillment of its obligations under this Agreement, provided that all such recipients agree to be bound by, or are otherwise bound by, confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement (with potentially a shorter duration no less than [***] ([***]) [***] from the date such Confidential Information is disclosed to such recipients), and obligations of invention assignment sufficient for the Receiving Party to obtain rights from such Representatives to meet the Receiving Party’s obligation to grant licenses to the other Party under this Agreement, and the Receiving Party shall be responsible for and liable under this Agreement with respect to any breach of its confidentiality and non-use obligation caused by its Representatives;

6.4.3.    Is deemed necessary by the Receiving Party to be disclosed to attorneys, independent accountants, potential or actual acquirers, merger candidates or investors or venture capital firms, investment bankers or other financial institutions or investors; provided that, all such recipients are, or agree to be, bound by confidentiality and non-use obligations; or

6.4.4.    Is required to comply with applicable Law, valid order of a court of competent jurisdiction, or other judicial or administrative process of governmental authority or agency, provided that the Receiving Party shall (i) promptly inform the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party, where possible, an opportunity to challenge, limit or receive confidential treatment for the required disclosure, (ii) upon request, reasonably cooperate with any efforts by the Disclosing Party to challenge, limit or receive confidential treatment for, the required disclosure, (iii) only disclose the minimum Confidential Information necessary to comply, as determined by the Receiving Party’s legal counsel, and (iv) in the event of a limited disclosure of any Confidential Information as required by applicable Law, continue to treat such information as Confidential Information of the Disclosing Party for all other purposes and subject to this Section 6.

6.5    Publicity. Promptly following the Effective Date, the Parties will issue a joint public announcement of the execution of this Agreement, in a form to be mutually agreed upon by the Parties, and on such date and time as may be agreed by the Parties. Subject to Section 6.6, any other proposed publication, news release or other public announcement by a Party relating to this Agreement, the terms and conditions set forth herein, or to the performance hereunder that would disclose information other than that already expressly in the public domain prior to such publication, news release or other public announcement, shall only be made with the prior written consent of the other Party. For clarity, neither Party shall be obligated to obtain consent to re-issue or reiterate information previously specifically disclosed with the consent of the other Party.

6.6    Disclosures Required by Securities Laws or Exchanges. Notwithstanding anything to the contrary in this Agreement, to the extent required by applicable (i) securities Laws, including those promulgated by the U.S. Securities and Exchange Commission (the “SEC”), or (ii) any rules or requirements of stock exchanges on which equity securities of such Party may be listed, a Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the SEC (or equivalent foreign agency) (a “Required Disclosure”) after complying with the procedures set forth in this Section 6.6. If pursuant to a Required Disclosure a Party is required to disclose this Agreement, such Party shall, prior to any such Required Disclosure, prepare and send to the other Party for review a draft confidential treatment request and proposed redacted version of this Agreement to be filed with the SEC (or equivalent foreign agency) to request confidential treatment of this Agreement. The reviewing Party shall promptly (and in any event, no more than [***] after receipt of such confidential treatment request and proposed redactions) provide its reasonable comments, which the disclosing Party shall take into reasonable consideration. The Party seeking such disclosure of this Agreement shall exercise commercially reasonable efforts to obtain confidential treatment of this Agreement from the SEC (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party.

7.    Intellectual Property.

7.1    Binder Improvement Patents. Ownership of Binder Improvements shall follow inventorship as determined in accordance with the patent laws of the United States. Neither Party will Prosecute a Patent claiming a Binder Improvement without the other Party’s prior written consent. The Parties shall agree upon a strategy to Prosecute each Patent claiming a Binder Improvement with the goal of securing and maintaining the broadest reasonable protection available for such Binder Improvements in countries where it is commercially reasonable to do so [***]:

7.1.1.    The [***] shall be submitted for final resolution by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules then in effect, except as otherwise provided in this Section 7.1. The proceedings and decisions of the arbitrators in any [***] under this Section 7.1 shall be confidential except as otherwise expressly permitted in this Agreement or required by applicable law.

7.1.2.    Each [***] shall be conducted by a panel of three arbitrators, each with substantial experience in the pharmaceutical or biotechnology business selected pursuant to the JAMS rules. Within [***] ([***]) [***] after initiation of an [***], each Party shall select one person to act as an arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [***] ([***]) [***] of their appointment. If a Party fails to timely select an arbitrator, or if the arbitrators selected by the Parties fail to timely agree upon the third arbitrator, then such arbitrator(s) shall be appointed by JAMS. The place of arbitration shall be New York City, New York and all proceedings and communications shall be in English.

7.1.3.    Within [***] ([***]) [***] of the appointment of the full arbitration panel, the Parties shall exchange documents setting forth their final detailed proposed term sheets for the material terms of the [***], together with a brief or other written memorandum supporting the merits of their final proposal.

7.1.4.    The arbitration panel shall select the proposal which most closely reflects commercially reasonable terms for the exercise of the [***]. In making their selection, the arbitrators shall not modify the terms or conditions of either Party’s final proposal nor shall the arbitrators combine provisions from both final proposals. In making their selection, the arbitrators shall consider the terms and conditions of this Agreement, that the Binder Improvements are derived from technology provided by Inhibrx, and the relative merits of the final proposals. In the event the arbitrators seek the guidance of the law of any jurisdiction, the law of the State of New York shall govern.

7.1.5.    The arbitrators shall make their decision known to both Parties as quickly as possible by delivering written notice of their decision to both Parties. The Parties shall agree in writing to comply with the proposal selected by the arbitration panel within [***] ([***]) [***]of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the Parties. Upon receipt of the decision, Inhibrx may, in its discretion, determine whether or not it wants to proceed with the exercise of the [***]. If Inhibrx determines that it does wish to proceed with the exercise of the [***], the Parties shall use good faith, diligent efforts to promptly finalize a definitive agreement based on the arbitration panel’s decision and fair resolution of any terms not expressly set forth in the selected proposal, and specific performance may be ordered by any court of competent jurisdiction.

7.1.6.    The Parties shall bear their own costs in preparing for the arbitration. The costs of the arbitrators shall be equally divided between the Parties.

7.2    Filing, Prosecution and Maintenance of Patents.

7.2.1.    Inhibrx shall have the right, but not the obligation, to Prosecute Binder Patents at its own cost. Notwithstanding the foregoing, at Licensee’s request, to the extent a Binder Patent has a claim directed to a Product or the use of a Binder in the Field, Inhibrx shall use reasonable efforts, to the extent practical to do so, file divisional and/or continuation Patents consisting solely of claims to the Product or the use of a Binder in the Field, which Patent will be a Product-Specific Patent.

(a)    Inhibrx shall copy Licensee on all correspondence from and to any patent office relating to Binder Patents that include claims to use of a Binder in the Field in a timely manner, and Inhibrx shall provide Licensee with drafts of all filings and correspondence relating to the Prosecution of Binder Patents that include claims to use of a Binder in the Field in reasonably adequate time before filing or submission of such materials, for Licensee’s review and comment. Inhibrx will take into good faith consideration Licensee’s comments prior to submitting such filings and correspondences to the extent such comments are timely provided and it is practicable to do so. If there is a disagreement between the Parties with respect to the Prosecution (other than the initial preparation and filing) of claims of a Binder Patent to the use of a Binder in the Field, then Inhibrx shall have the right to make the final decision. Inhibrx shall provide Licensee an annual report summarizing the status of the Prosecution of the Binder Patents that include claims to use of a Binder in the Field.

(b)    Inhibrx shall notify Licensee of any decision not to Prosecute, including a decision not to continue to pay the expenses of prosecution or maintenance of, any Binder Patents, including divisional and continuation Patents. Inhibrx shall provide such notice at least [***] ([***]) [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Binder Patent. In such event, Licensee shall, upon written notice to Inhibrx, have the sole right, but not the obligation, to file for, or continue prosecution or maintenance of, such Binder Patent, at Licensee’s expense. Inhibrx shall cooperate with Licensee in its preparation, filing, prosecution and maintenance of such Binder Patents, including by providing Licensee with data and other information (but for avoidance of doubt, Inhibrx shall not be obligated to generate any additional data) as appropriate and executing all necessary affidavits, assignments and other paperwork.

7.2.2.    Subject to Section 7.2.1, Licensee shall have the first right, but not the obligation, to Prosecute Product-Specific Patents in the Territory at its own cost and expense. Notwithstanding the foregoing, (i) Licensee may file a Product-Specific Patent with respect to a Binder after Inhibrx has filed a Binder Patent with claims specifically covering such Binder, if approved in writing by Inhibrx on a case-by-case basis, and (ii) Licensee shall use Commercially Reasonable Efforts to Prosecute each Product-Specific Patent with the goal of securing and maintaining the broadest reasonable protection available for such Product-Specific Patents in countries where it is commercially reasonable to do so (including, at a minimum, in the United States, China, Japan, the United Kingdom, Germany, Italy, Spain and France).

(a)    At Licensee’s expense, Inhibrx shall cooperate with Licensee in its Prosecution of any Product-Specific Patent, including by providing Licensee with data and other information as appropriate (but for avoidance of doubt, Inhibrx shall not be obligated to generate any additional data) and executing all necessary affidavits, assignments and other paperwork. Within [***] ([***]) [***] after the Effective Date, Inhibrx shall provide to Licensee any copies of patent filings and correspondence between Inhibrx and patent authorities within the Territory regarding the Binder Patents existing as of the Effective Date.

(b)    Licensee shall copy Inhibrx on all correspondence from and to any patent office relating to the Product-Specific Patents in a timely manner, and Licensee shall provide Inhibrx with drafts of all filings and correspondence relating to the Prosecution of Product-Specific Patents in reasonably adequate time before filing or submission of such materials, for Inhibrx’s review and comment. Licensee will take into good faith consideration Inhibrx’s comments prior to submitting such filings and correspondences to the extent such comments are timely provided and it is practicable to do so. If there is a disagreement between the Parties with respect to the Prosecution (other than the initial preparation and filing) of Product-Specific Patents, then Licensee shall have the right to make the final decision. Licensee shall provide Inhibrx an annual report summarizing the status of the Prosecution of the Product-Specific Patents.

(c)    Licensee shall notify Inhibrx of any decision not to Prosecute, including a decision not to continue to pay the expenses of prosecution or maintenance of, any Product-Specific Patents, including divisional and continuation Patents. Licensee shall provide such notice at least [***] ([***]) [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Product-Specific Patent. In such event, Inhibrx shall, upon written notice to Licensee, have the sole right, but not the obligation, to file for, or continue prosecution or maintenance of, such Product-Specific Patent, at Inhibrx’s expense. Licensee shall cooperate with Inhibrx in its preparation, filing, prosecution and maintenance of such Product-Specific Patents, including by providing Inhibrx with data and other information (but for avoidance of doubt, Licensee shall not be obligated to generate any additional data) as appropriate and executing all necessary affidavits, assignments and other paperwork.

7.2.3.    Except as otherwise specifically provided in this Section 7.2, as between the Parties, each Party shall have the sole right to control the preparation, prosecution and maintenance of Patents claiming inventions owned or Controlled by such Party, at its sole expense.

7.3    Enforcement and Defense.

7.3.1.    Infringement. Each Party shall give the other Party written notice of any actual or threatened infringement or misappropriation of any Binder Patents, Binder Improvement Patents, or Product-Specific Patents, by an unlicensed Third Party through the making, having made, research, development, using, selling, offering for sale, exporting or importing of any product that is within the scope of the license granted to

Licensee under Section 2.1.1 (a “Product Infringement”), within [***] ([***]) [***] after such Party has knowledge of such Product Infringement. Licensee and Inhibrx shall thereafter consult and cooperate to determine a course of action, including the commencement of legal action by either or both Licensee and Inhibrx, to terminate any such Product Infringement.

7.3.2.    Enforcement.

(a)    Licensee, upon notice to Inhibrx, shall have the first right to initiate and prosecute such legal action (“Product Infringement Action”) at its expense, or to control the defense of any declaratory judgment action relating to such Product Infringement; provided that Licensee shall not enter into any settlement or compromise that would materially diminish or adversely affect the scope, exclusivity or duration of any Licensed IP or Inhibrx’s rights under this Agreement, without Inhibrx’s prior written consent, which it may withhold in its sole discretion. Notwithstanding the foregoing, Licensee shall have the right to enforce a Binder Patent only: (i) if a Product Covered by such Binder Patent is at such time diligently being commercialized by a Selling Party in such country, and (ii) there is no Product-Specific Patent or Binder Improvement Patent in such country with a Valid Claim that Covers such Product.

(b)    If Licensee elects not to, or does not, initiate and prosecute a Product Infringement Action in a timely manner, then Inhibrx shall have the right to do so in accordance with Section 7.3.2 of this Agreement. If Inhibrx elects to initiate and prosecute a Product Infringement Action as a result of Licensee not doing so in a timely manner, then Inhibrx shall: (i) notify Licensee in writing at least [***] ([***]) [***] prior to initiating such action (“Inhibrx Product Infringement Initiation Notice”); and (ii) bear the costs of any such Product Infringement Action to terminate such Product Infringement, including the costs of any legal action commenced or the defense of any declaratory judgment, except that Inhibrx shall not be responsible for any costs incurred by Licensee unless such costs were incurred at Inhibrx’s written request. Inhibrx shall have the right to join Licensee as a party to such action if Licensee is a necessary party to such action.

(c)    Notwithstanding Inhibrx’s right to initiate a Product Infringement Action under Section 7.3.2(b), Licensee shall have the right to prohibit Inhibrx from exercising its right to initiate such Product Infringement Action by providing Inhibrx with written notice of Licensee’s reasonable, strategic rationale for doing so no later than [***] ([***]) [***] after delivery of the corresponding Inhibrx Product Infringement Initiation Notice and Inhibrx shall not initiate or proceed with the Product Infringement Action described in the corresponding Inhibrx Product Infringement Initiation Notice. If Licensee does not exercise its Licensee Product Infringement Restriction Right prior to the date that is [***] ([***]) [***] after delivery of the corresponding Inhibrx Product Infringement Initiation Notice, then: (x) Licensee shall have no further right to prohibit Inhibrx from initiating with the Product Infringement Action described in such Inhibrx Product Infringement Initiation Notice; and (y) Inhibrx shall have the right, exercisable in Inhibrx’s sole discretion, to initiate, proceed with and prosecute such Product Infringement Action in accordance with Section 7.3.2(b).

7.3.3.    Cooperation. In connection with any action under this Section 7.3, Licensee and Inhibrx shall, at Licensee’s cost, reasonably cooperate and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by applicable Law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto. Each Party shall have the right to be represented by counsel of its own choice at its own expense for any action set forth in this Section 7.3.

7.3.4.    Any recovery obtained by either or both Licensee and Inhibrx in connection with or as a result of any action contemplated by this Section 7.3, whether by settlement or otherwise, shall be shared in order as follows:

(a)    The Party that initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)    The other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)    The Party initiating such action shall retain any remainder provided that if Licensee is the initiating Party, such remainder shall be shared [***] percent ([***]%) to Licensee and [***] percent ([***]%) to Inhibrx.

8.    Representations, Warranties and Covenants.

8.1    Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

8.1.1.    It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

8.1.2.    This Agreement has been duly executed by it and is legally binding upon it, enforceable against such Party in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

8.1.3.    The execution and delivery by such Party of this Agreement does not conflict in any material fashion with the terms of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

8.1.4.    All of its employees, officers, consultants, agents or contractors that perform such Party’s obligations under this Agreement have executed agreements or have existing obligations under Laws requiring assignment to such Party of any invention, discovery, technical idea, process, formulation, method, composition of matter, article of manufacture, discovery or finding (whether patentable or not) and obligating such individuals to maintain as confidential such Party’s Confidential Information.

8.2    Inhibrx Representations and Warranties. Inhibrx represents, and warrants to Licensee as of the Effective Date, that:

8.2.1.    It has the full right, power and authority to grant the licenses granted under this Agreement;

8.2.2.    It is the sole and exclusive owner of, or otherwise Controls, the Licensed IP.

8.2.3.    Exhibit 1.38 sets forth a complete and accurate list of all Inhibrx Patents that are (a) owned, either solely or jointly, by Inhibrx and (b) exclusively licensed by Inhibrx.

8.2.4.    Inhibrx does not Control any polypeptides that include a CDR of a single domain antibody Directed Against a Target Antigen, or any humanized variants of the foregoing, other than the Binders.

8.2.5.    [***].

8.2.6.    Inhibrx has complied with all applicable Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Inhibrx Patents.

8.2.7.    Inhibrx has obtained or will obtain from all inventors of Inhibrx Patents under an obligation to assign to Inhibrx valid and enforceable agreements assigning to Inhibrx each such inventor’s entire right, title and interest in and to all such Inhibrx Patents, and have made or will make any payments to inventors of Inhibrx Patents required by applicable Law requiring remuneration for inventions.

8.2.8.    To Inhibrx’s knowledge, no Third Party is conducting or engaging in any activity that would constitute infringement or misappropriation of the Licensed IP.

8.2.9.    There is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to Inhibrx’s knowledge, threatened against Inhibrx or any of its Affiliates or (b) judgment or settlement against or owed by Inhibrx or any of its Affiliates, in each case in connection with the Licensed IP.

8.2.10.    It has not previously assigned, transferred, conveyed, exclusively licensed, or otherwise encumbered its right, title and interest in the Licensed IP in any manner that would prevent it from granting the licenses set forth in Section 2.1.

8.3    Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY PATENTS, KNOW-HOW, LICENSES, TECHNOLOGY, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

9.    Term and Termination.

9.1    Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier pursuant to this Section 9, shall expire on a Product-by-Product and country-by-country basis upon the fulfillment of all payment obligations under Sections 5.2 and 5.4, after which the licenses granted by Inhibrx to Licensee in Section 2.1 with respect to such Product in such country shall become fully paid-up, perpetual, irrevocable and non-exclusive.

9.2    Termination at Will. Licensee shall have the right, in its sole discretion, to terminate this Agreement in its entirety without cause at any time during the Term, by giving Inhibrx [***] ([***]) days’ prior written notice of such termination. Each Party shall remain responsible for all liabilities and obligations incurred or accrued under this Agreement by such Party prior to the effective date of such termination.

9.3    Termination for Cause. In addition to any other remedies conferred by this Agreement or by Law, either Party may terminate this Agreement in its entirety at any time during the Term: (a) upon written notice by either Party if the other Party is in material breach of its obligations hereunder and has not cured such breach within [***] ([***]) days after such notice for any payment breach, or, as the case may be, [***] ([***]) days after such notice for any breach other than a payment breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the [***] ([***])-day or [***] ([***])-day cure period as applicable, shall be tolled until such time as the dispute is resolved pursuant to Section 11.5. If such alleged breach is contested in good faith by the breaching Party in writing within the applicable cure period, then the dispute resolution procedure pursuant to Section 11.5 may be initiated by either Party to determine whether a material breach has actually occurred. If such breach is confirmed in accordance with the procedure set forth in Section 11.5 and not cured within the longer of (i) the remainder of the tolled cure period and (ii) [***] ([***]) [***] after the receipt of a decision by the arbitrators confirming such breach, the non-breaching Party shall have the right, on written notice to the breaching Party, to terminate this Agreement it its entirety effective immediately.

9.4    Termination for Bankruptcy. Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any applicable Law, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] ([***]) [***] after the filing thereof, or if the other Party shall commence a dissolution or liquidation of its assets, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors. All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of 11 U.S.C. §365(n) licenses of rights to “intellectual property” as defined in 11 U.S.C. §101(35A). The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code of the United States. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

9.5    Consequence of Termination.

9.5.1.    In the event Licensee terminates this Agreement under Section 9.2 at will or either Party terminates this Agreement under Section 9.3 or Section 9.4, subject to Section 9.6, the following shall apply:

(a)    All rights granted to Licensee under this Agreement, including all licenses granted under Section 2.1, shall immediately terminate.

(b)    Within [***] ([***]) [***]after the termination effective date, each Party shall pay all amounts payable to the other Party hereunder that have accrued but have not been paid as of the effective date of termination, as applicable.

(c)    No later than [***] ([***]) [***] after the termination effective date, each Receiving Party shall return to the Disclosing Party (or, at the Disclosing Party’s request, shall destroy) all of the Disclosing Party’s Confidential Information (including all copies thereof) that are in such Party’s possession; provided, however, that the Receiving Party may retain one archival copy of the Disclosing Party’s Confidential Information in its confidential files solely for purposes of identifying its continuing obligations under this Agreement with respect thereto.

(d)    No later than [***] ([***]) [***]after the termination effective date, Licensee shall return to Inhibrx (or, at Inhibrx’s request, shall destroy) all of the Inhibrx Materials that are remaining in Licensee’s possession or control.

(e)    With respect to each Product for which an IND has been filed in the United States or European Union as of the date of termination, the obligations under Sections 5.2 through 5.7 shall survive in accordance with their terms.

9.5.2.    In the event that Licensee has the right to terminate this Agreement under Section 9.3 for Inhibrx’s uncured material breach, Licensee may elect by written notice to Inhibrx either to: (i) terminate this Agreement with the results set forth in Section 9.5.1 or (ii) continue this Agreement in full force and effect except that [***] be reduced by [***] percent ([***]%) for the remainder of the Term. In the event that Licensee elects to continue this Agreement under clause (ii) of the preceding sentence, then the foregoing shall be Licensee’s sole remedy and Inhibrx’s sole liability and obligation with respect to such breach.

9.6    Effect of Expiration or Termination Generally; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for Product(s) sold prior to such expiration or termination. Termination of this Agreement is without prejudice to any of the other rights and remedies conferred on the non-breaching Party by this Agreement or under law or equity, including the right to pursue damages or equitable remedies and the right to pursue payment of any amounts owed by the non-breaching Party to the breaching Party after termination by the non-breaching Party pursuant to this Section 9. The provisions set forth in Sections 1, 4.2.1, 4.2.2, 4.2.3, 5.4.5 (survival to continue for [***] ([***]) [***]post termination or expiration or, if Section 9.5.1(e) is applicable, then for a period of [***] following the expiration of all Royalty Terms), 5.5 (survival to continue for [***] post termination or expiration), 5.6, 5.7, 6, 7.1, 8.1, 8.2, 8.3, 9.1, 9.5, 9.6, 10, 11.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.12, 11.13, 11.14, 11.15 and 11.16 shall survive any expiration or termination of this Agreement for the time periods set forth therein and if no time period is specified, then indefinitely.

10.    Indemnification.

10.1    Indemnification by Inhibrx. Inhibrx shall indemnify, defend and hold Licensee, its Affiliates and its and their respective agents, employees, officers and directors (each a “Licensee Indemnitee”) harmless from and against any and all Third Party claims, suits, actions, demands, judgments, liabilities, expenses or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Licensee Losses”), to which any Licensee Indemnitee may become subject to the extent such Licensee Losses are directly or indirectly caused by or otherwise arise out of or in connection with: (a) the breach by Inhibrx of any covenant, representation or warranty or other agreement made by Inhibrx in this Agreement; or (b) the gross negligence or willful misconduct of (1) Inhibrx or its Affiliates or (2) Inhibrx’s subcontractors or agents acting in connection with the matters that are subject of this Agreement; except, in each case, to the extent such Licensee Losses result from: (i) the breach by Licensee of any covenant, representation, warranty or other agreement made by Licensee in this Agreement; or (ii) the negligence or willful misconduct of any Licensee Indemnitee.

10.2    Indemnification by Licensee. Licensee shall indemnify, defend, and hold Inhibrx, its Affiliates and its and their respective agents, employees, officers and directors (each a “Inhibrx Indemnitee”) harmless from and against any and all Third Party claims, suits, actions, demands, judgments, liabilities, expenses, or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Inhibrx Losses”) to which any Inhibrx Indemnitee may become subject to the extent such Inhibrx Losses are directly or indirectly caused by or otherwise arise out of or in connection with: (a) the performance by Licensee (or its Affiliates, sublicensees or subcontractors) of Licensee’s obligations under this Agreement; (b) the practice by Licensee, its Affiliates or its sublicensees of any license or sublicense granted to Licensee hereunder, through the manufacture, research, development, use, sale, offer for sale, exportation, or importation of a Product or otherwise; (c) the manufacture, use, handling, storage, importation, exportation, sale, or other disposition by Licensee, its Affiliates, sublicensees, subcontractors or distributors of Product(s); (d) the use by a Third Party of any Product sold or otherwise provided by Licensee, its Affiliates, sublicensees, subcontractors or distributors; (e) a breach by Licensee or its Affiliates of any covenant, representation, warranty or other agreement made by Licensee in this Agreement; or (f) the negligence or willful misconduct of (1) Licensee or its Affiliates or (2) Licensee’s sublicensees, subcontractors, distributors or agents acting in connection with the matters that are subject of this Agreement; except, in each case, to the extent such Inhibrx Losses result from: (i) the breach by Inhibrx, its Affiliates, sublicensees or subcontractors of any covenant, representation, warranty or other agreement made by Inhibrx in this Agreement; or (ii) the negligence or willful misconduct of any Inhibrx Indemnitee.

10.3    Notice of Indemnification Obligation and Defense. As used in this Section 10.3, the term “Losses” means, as applicable, any and all Inhibrx Losses or Licensee Losses, and “Indemnitees” means, as applicable, any and all Inhibrx Indemnitees or Licensee Indemnitees. Any Party entitled to indemnification under Section 10.1 or 10.2 shall promptly give notice to the indemnifying Party of any actual or potential Losses of which it becomes aware that may be subject to indemnification hereunder, but the failure or delay to so notify the indemnifying Party shall not relieve the indemnifying Party from any liability under Section 10.1 or 10.2 except to the extent that the indemnifying Party’s ability to defend against such Losses was actually prejudiced as a result of such failure or delay. The indemnifying Party shall have the right to assume and control the defense of such Losses (at its own expense) with outside counsel of its choice and reasonably satisfactory to the indemnified Party; provided, however, that the indemnified Party shall have the right to retain and be represented by its own counsel (at its own expense) in connection therewith. The indemnified Party shall, upon request, cooperate with the indemnifying Party and its legal representatives in connection with the investigation and defense of such Losses, including by providing or otherwise making available information in its possession with respect thereto. Neither

Party shall settle or otherwise resolve any claim, suit, action, or demand related to any Losses without the prior written consent of the other Party, if such settlement or other resolution would (a) result in the admission of any liability or fault on behalf of the other Party or its Indemnitees, (b) result in or impose any payment obligations upon the other Party or its Indemnitees, (c) or subject the other Party to an injunction or otherwise limit the other Party’s ability to take any actions or refrain from taking any actions under this Agreement.

10.4    LIMITATION OF LIABILITY. EXCEPT FOR LIABILITIES ARISING UNDER SECTION 10.1 AND 10.2, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS, SALES, REVENUES OR OPPORTUNITIES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE EXERCISE OF ITS RIGHTS HEREUNDER) UNDER ANY THEORY OF LIABILITY, AND REGARDLESS OF ANY NOTICE OR KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES.

11.    General Provisions.

11.1    Assignment. Except as provided in this Section 11.1, neither Party may assign or otherwise transfer this Agreement or any right or obligation hereunder, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement or any of its rights or obligations hereunder in whole or in part to: (i) an Affiliate of such Party; (ii) in connection with the transfer or sale of all or substantially all of its assets, the line of business, or Product to which this Agreement relates; or (ii) its successor in interest in connection with a Strategic Transaction; provided, however, that in the case of assignment to an Affiliate, the assigning Party shall, notwithstanding such assignment, remain responsible for the performance of such Affiliate under this Agreement. Any attempted assignment not in accordance with this Section 11.1 shall be null and void and of no legal effect. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

11.2    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect by a court or other governmental authority of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of one or both of the Parties. The Parties shall in such an instance cooperate and use good faith efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implements the purposes of this Agreement.

11.3    Notices. All notices that are required or permitted hereunder shall be in writing and sufficient if (i) delivered personally, (ii) sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail, or internationally recognized express courier (e.g., Federal Express), (iii) sent by internationally recognized express courier or (iv) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Inhibrx, to:	Inhibrx, Inc. 11025 North Torrey Pines Road Suite 200 La Jolla, California 92037 Attention: [***] Email: [***]

if to Licensee, to:	bluebird bio, Inc. 60 Binney Street Cambridge, Massachusetts 02142 Attention: [***] Email: [***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith (which notice a Party may provide by email in accordance with this Section 11.3). Any such notice shall be deemed to have been given: (i) when delivered, if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (ii) on the Business Day of scheduled delivery, if sent by internationally recognized express courier; or (iii) on the fifth Business Day following the date of mailing, if sent by mail.

11.4    Applicable Law. This Agreement and all claims relating to or arising out of this Agreement or the breach thereof shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws.

11.5    Dispute Resolution. The Parties shall negotiate in good faith and use reasonable efforts to amicably settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof, except for any Excluded Claims (each, a “Dispute”). Either Party shall have the right to refer any Dispute to the CEO of Inhibrx and the CEO of Licensee (or their respective designees) who shall attempt in good faith to resolve such Dispute over a period of [***] ([***]) [***].

11.5.1.    If the Parties do not fully settle any Dispute within [***] ([***]) [***] of referring such matter to the executive officers pursuant to Section 11.5, then either Party may submit the Dispute for final resolution by binding arbitration (an “Arbitration”) administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules then in effect (the “JAMS Rules”), except as provided in Section 11.5.4 with respect to discovery, and judgment on the Arbitration award may be entered in any court having jurisdiction thereof. The proceedings and decisions of the arbitrators in any Arbitration under this Section 11.5 shall be confidential except as otherwise expressly permitted in this Agreement or required by applicable Law.

11.5.2.    Each Arbitration shall be conducted by a panel of three arbitrators, each with substantial experience in the pharmaceutical or biotechnology business selected pursuant to the JAMS Rules. Within [***] ([***]) [***] after initiation of an Arbitration, each Party shall select one person to act as an arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [***] ([***]) [***] of their appointment. If a Party fails to timely select an arbitrator, or if the arbitrators selected by the Parties fail to timely agree upon the third arbitrator, then such arbitrator(s) shall be appointed by JAMS. The place of arbitration shall be New York City, New York and all proceedings and communications shall be in English.

11.5.3.    Each Party shall comply with all applicable Laws related to the preservation of evidence as if such dispute were brought in the United States District Court for the Southern District of New York. Notwithstanding the JAMS Rules, each Party shall be entitled to discovery to the same extent provided by the United States Federal Rules of Civil Procedure in effect at the time of such Arbitration, including the right to mandatory disclosures under Rule 26, and the right to take depositions, issue subpoenas (by application to the appropriate court), and obtain documents and written discovery. The arbitrators may sanction a Party that fails to comply with its discovery obligations under this Section 11.5.3, including sanctions provided under Federal Rule of Civil Procedure 37.

11.5.4.    The Parties shall maintain the confidential nature of the Arbitration or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by applicable Law or judicial decision.

11.5.5.    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive, exemplary or any other type of damages excluded under Section 10.4, and the Parties hereby irrevocably waive any right to seek or recover any such damages.    Each Party shall bear an equal share of the arbitrators’ fees and any administrative fees of each Arbitration. The arbitrators’ decision shall be final, not appealable, and legally binding, and judgment may be entered thereon in a court of competent jurisdiction.

11.5.6.    Except to the extent necessary to confirm an award or as may be required by applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an Arbitration without the prior written consent of both Parties. In no event shall an Arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by applicable New York or federal statute of limitations.

11.5.7.    All the obligations of the Parties under this Agreement that are not expressly disputed in the Arbitration shall remain in full force during the Arbitration.

11.5.8.    As used in this Section 11.5, the term “Excluded Claim” means a dispute, controversy or claim between the Parties to the extent it concerns (a) the scope, validity, enforceability, inventorship or infringement of Patents; or (b) compliance by the Parties with any Laws governing antitrust, anti-monopoly or competition, whether or not statutory.

11.6    Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof. The Exhibits to this Agreement are incorporated herein by reference and are part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.

11.7    Headings. The captions to the several Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections and subsections hereof.

11.8    Independent Contractors. It is expressly agreed that Inhibrx and Licensee shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, and neither Party will treat the relationship between the Parties as a partnership, joint venture or other entity for any purposes. Neither Inhibrx nor Licensee shall have the authority to make any statements, representations or commitments of any kind on behalf of, or otherwise bind or obligate the other Party, without the prior written consent of such other Party.

11.9    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

11.10    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as are reasonably necessary to carry out the purposes and intent of this Agreement.

11.11    Waiver. No waiver or release of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the waiving Party. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any provision hereunder or of any breach of any provision hereof shall not be deemed to be a continuing waiver or a waiver of any other breach of such provision (or any other provision) on such occasion or any succeeding occasion.

11.12    Cumulative Remedies. Unless as specified, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under applicable Law.

11.13    Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.14    Certain Conventions. Any reference in this Agreement to a Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to a Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) references to “day” mean calendar days, (e) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import, and (f) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “or”, unless the context is clear that only one of the options described may apply.

11.15    Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.16    No Third Party Beneficiaries. The Parties agree that no provision of this Agreement shall be for the benefit of, or shall be enforceable by any Third Party, including any creditor of either Party.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

Inhibrx, Inc.		bluebird bio, Inc.

By:	/s/ Brendan Eckelman	By:	/s/ Jason Cole

Brendan Eckelman	Name:	Jason Cole

Chief Scientific Officer	Title:	Chief Legal Officer

Exhibit 1.38

Inhibrx Patents as of the Effective Date